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                                                                    Exhibit 2.02



                             CARDINAL HEALTH, INC.
                               5555 Glendon Court
                                Dublin, OH 43016



                                November 4, 1997



MediQual Systems, Inc.
Suite 250
1900 West Park Drive
Westborough, MA 01581

Attention:  Mr. Eric Kriss, President

Dear Eric:

          Reference is made to the Amended and Restated Agreement and Plan of Merger (the "Agreement") dated as of July 7, 1997, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Hub Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal, and MediQual Systems, Inc., a Delaware corporation ("MediQual").

          Section 7.1(c) of the Agreement provides that the Agreement may be terminated by either Cardinal or MediQual if the Merger (as defined in the Agreement) shall not have been consummated before November 30, 1997 (the "Right of Termination Date"), unless extended by the Boards of Directors of both Cardinal and MediQual (provided that the right to terminate the Agreement is not available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Right of Termination Date). As we have discussed, Cardinal and MediQual desire to extend the Right of Termination Date to January 31, 1998. Accordingly, the parties hereby extend the Right of Termination Date from November 30, 1997, to January 31, 1998.

          In consideration of the granting of such extension, the parties agree that if MediQual exercises its right to terminate the Agreement pursuant to
Section 7.1(c) of the Agreement (as extended by the terms of this letter agreement), Cardinal will, at MediQual's request and as MediQual's sole and exclusive remedy, (i) reimburse MediQual for its reasonable out-of-pocket costs incurred in connection with the negotiation, preparation, execution and completion of the Agreement and related documentation, including reasonable fees and expenses of its counsel and accountants, such reimbursement not to exceed $300,000, (ii) reimburse MediQual for the actual out-of-pocket expenses incurred by MediQual after the date hereof in
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MediQual Systems, Inc.
November 4, 1997
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preparation for the contemplated integration of Cardinal and MediQual, such reimbursement to be limited to $5,000 for any single expenditure and $50,000 for all such expenditures, unless approved by Cardinal, and (iii) purchase from MediQual, on terms and conditions mutually agreeable to the parties, healthcare information products and services with an aggregate price of $500,000 during the twelve-month period ending on the first anniversary of the date of termination. In addition, this letter serves to make it clear that, for the purpose of the parenthetical clause in Section 7.1(c) which is summarized above, MediQual will not be deemed to have failed to perform a material covenant or obligation under the Agreement (such as the obligation to convene a stockholders' meeting to obtain approval of the Merger) if such failure results from a precondition to such a material covenant or obligation, which precondition is outside of MediQual's control, not being satisfied (such as the Registration Statement (as defined in the Agreement) not being declared effective so that MediQual is unable to distribute a Proxy Statement/Prospectus (as defined in the Merger Agreement) in connection with such a stockholders' meeting).

          To the extent necessary, this letter shall constitute an amendment to the Agreement. Each of Cardinal and MediQual represent to the other that its Board of Directors (or a duly authorized committee thereof) has approved this extension. Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

                                   Very truly yours,

                                   CARDINAL HEALTH, INC.



                                   By: /s/ Brendan Ford
                                       ---------------------------------
                                        Name:  Brendan Ford
                                        Title:  Senior Vice President
                                                Corporate Development



Accepted and agreed to this
12th day of November, 1997.

MEDIQUAL SYSTEMS, INC.



By: /s/ Eric Kriss
    ---------------------------------
     Name:  Eric Kriss
     Title:  Chief Executive Officer